DATED                 2013-12-13

IKEA SUPPLY AG

and

CRAILAR TECHNOLOGIES, INC.

and

SCHRURS NV

___________________________________________

FRAMEWORK AGREEMENT

DEVELOPMENT WORK

___________________________________________

CONTENTS

1	DEFINITIONS	3
2	ENGAGEMENT	4
3	CALL-OFF PROCESS	5
4	TERM OF AGREEMENT, REVOCATION AND SUSPENSION OF ASSIGNMENT ORDER	5
5	PERFORMANCE	5
6	FEE AND PAYMENT	6
7	COST CONTROL	7
8	CONFIDENTIALITY	7
9	INTELLECTUAL PROPERTY RIGHTS	8
10	LIABILITIES ETC	9
11	ASSIGNMENT AND SUBCONTRACTING	10
12	GOVERNANCE OF THE RELATIONSHIP	10
13	TERMINATION	11
14	SEVERABILITY	11
15	ENTIRE AGREEMENT	11
17	GOVERNING LAW AND DISPUTE RESOLUTION	11
EXHIBIT 1		1
EXHIBIT 2		1
EXHIBIT 3		1

THIS AGREEMENT is made on December 13th, 2013

BETWEEN

IKEA Supply AG, Grüssenweg 15, 4133 Pratteln, Switzerland ("IKEA");

and

Crailar Technologies, Inc., ("Crailar") (formerly Crailar Fiber Technologies Inc.),

4420 Chatterton Way
Suite 301
Victoria, BC
V8X 5J2 CANADA
Incorporation number BC0572867

and

Schrurs NV, Pijpestraat 18, 8560 Wevelgem, Belgium ("Schrurs")

Crailar and Schrurs individually a "Development Partner" and together the "Development Partners". IKEA, Crailar and Schrurs individually a "Party" and together the "Parties".

BACKGROUND

(A)     The Development Partners possess valuable expertise in dyeing, bleaching, processing and treatment of natural fibers for the textile industry.

(B)     IKEA wishes to retain the Development Partners and the Development Partners have agreed to provide development services to IKEA upon the terms and subject to the conditions set out in this Agreement.

The Parties agree as follows:

1     DEFINITIONS

1.1     In this Agreement, the following definitions shall apply:

(i)     "Agreement" means this framework agreement, its Exhibits as well as any Assignment Orders called off under this framework agreement;

(ii)     "Assignment Order" means each separate assignment order issued by IKEA and confirmed by the relevant Development Partner(s);

(viii)     "Background Information" means any Intellectual Property owned or controlled by either Party when entering this Agreement;

(iv)     "Commencement Date" means 2013-12-03;

(v)     "Deliverables" means the deliverables to be created and provided by the Development Partners to IKEA during the Development Work;

(vi)     "Development Work" means development work contracted to be supplied under this Agreement;

(vii)     "Fee" means the fee to be paid by IKEA to the Development Partners for the performance of the Development Work in accordance with section 6 and as detailed in the relevant Assignment Order;

(viii)     "Foreground Information" means all Intellectual Property generated in the execution of this Agreement;

(ix)     "Group Company" means:

a)     any Holding Company of IKEA at any time;

b)     any Subsidiary of IKEA or of IKEA's Holding Company at any time;

c)     any Associated Company.

(x)     "Intellectual Property" means all patents, trademarks, registered designs, design rights, copyrights, database rights, rights in computer software, rights in confidential information, trade secrets, inventions and know-how, logos and trade dress (in each case whether or not registered), any applications for or rights to apply for any of the above, any other intellectual property rights recognised in any part of the world and any accrued rights of action in respect of any of the above;

(xi)     "Project Leader" means a person appointed by IKEA to whom the Development Partners shall report during the Development Work;

(xii)     "Term" means the period set out in section 4.1 and subject to earlier termination as herein provided;

(xiii)     "Works" means any and all works, materials, information, data, designs, discoveries, inventions, developments, improvements, products, processes, methods, formulas or programs which are made, created, devised, developed or discovered by the Development Partners or their employees specially and solely for the execution of the Development Work.

2     ENGAGEMENT

2.1     IKEA shall engage the Development Partners and the Development Partners shall pursue Development Work to IKEA on the terms set out in this Agreement.

2.2     Each of the Development Partners warrants that by entering into this Agreement it will not be in breach of any obligations to or agreements with any third party.

3     CALL-OFF PROCESS

3.1     At any time during the Term, IKEA shall be entitled to request Development Work from one or both Development Partners and each Development Partner shall be entitled to either accept or deny a request it received from IKEA, Once the arrangements for the requested Development Work have been agreed by the relevant Parties, IKEA shall place an Assignment Order which shall be substantially in the form attached hereto as Exhibit 1.

3.2     In order to be valid, an Assignment Order shall be confirmed by the relevant Development Partner in writing.

3.3     Any confirmed Assignment Order shall be valid and binding even if delivery dates according to such Assignment Order are beyond the date of expiry or termination of this Agreement.

3.4     In the event of any conflict between the terms and conditions of this Agreement and the terms of any particular Assignment Order, the terms of such Assignment Order shall prevail, but only to the extent of such conflict.

3.5     Nothing in this Agreement shall oblige IKEA to place Assignment Orders with the Development Partners, or conversely, the Development Partners to accept such Assignment Order from IKEA. Hence, no such obligations shall arise upon the Parties unless an Assignment Order is signed by both Parties.

4     TERM OF AGREEMENT, REVOCATION AND SUSPENSION OF ASSINGEMENT ORDER

4.1     This Agreement shall begin on the Commencement Date and, subject to the provisions of this Agreement, shall continue until terminated by either Party giving no less than 6 months' prior notice.

4.2     IKEA may, at its option, either revoke or suspend the performance of a particular Assignment Order or any part thereof at any time by giving written notice to the relevant Development Partner(s).

4.3     In the event of revocation or suspension of the performance of a particular Assignment Order, IKEA shall pay the relevant Development Partner according to the relevant Assignment Order in proportion to the work already carried out and for reasonable and unavoidable costs for putting the revocation or suspension into effect.

4.4     Notwithstanding any revocation or suspension of an Assignment Order, all Work up to the revocation or suspension, and the Intellectual Property to such Work shall be governed by the provisions of this Agreement.

5     PERFORMANCE

5.1     The Development Work shall be performed at a location as set out in each separate Assignment Order. If travel outside the place of performance is instructed by the Project Leader, travel expenses shall be reimbursed in accordance with the Assignment Order.

5.2     When performing the Development Work, the Development Partners shall procure:

(i)     that the Development Work is performed by dedicated qualified personnel that are using all reasonable skill, expertise and care in accordance with generally recognised commercial standards and practices;

(ii)     to comply with reasonable requests and instructions of IKEA;

(iii)     to use its/their best endeavours to promote the interests of IKEA and the Group Companies;

(iv)     to keep IKEA informed of its/their progress as set out in the Time tables/Project Plan of each particular Assignment Order or as reasonable requested by IKEA;

(v)     to attend such meetings and reviews in relation to the provision of the different Development Work as set out in the applicable Assignment Order or as reasonably requested by IKEA; and

(vi)     to comply with all relevant laws and regulations, codes and other similar provisions so far as they affect the Development Work.

5.3     The Development Partners undertakes to place the resources more closely defined in the relevant Assignment Order for the Development Work.

5.4     The Project Leader for each Assignment Order to whom the Development Partners shall report during the Development Work at issue, is specified in the relevant Assignment Order. The Project Leader may gradually define the content and the extent of the Development Work in writing under the written approval of the relevant Development Partner(s).

5.5     IKEA shall have the right during normal working hours to inspect the progress of the Development Work at each Development Partner's premises.

6     FEE and payment

6.1     In consideration of the provision of particular Assignment Order, IKEA shall pay to the Development Partners a Fee as stated in the relevant Assignment Order. However, the fixed fees to be applied as a base for the remuneration shall follow from the Price List, Exhibit 2.

6.2     Each Development Partner shall issue an invoice at the end of each calendar month in respect of the Development Work provided during that month or in accordance with the invoicing schedule set out in the relevant Assignment Order. Any IKEA approved expenses shall be invoiced monthly, at cost. The invoice shall be sent to the invoice address of IKEA: IKEA of Sweden AB, Box 317, SE-83023 Hackas and shall be marked with a contact name and cost centre number as communicated by IKEA.

6.3     IKEA shall pay the Fee within 30 days of receipt of the properly drawn up invoice.

6.4     No other remuneration than stated above shall be payable for any work performed under this Agreement.

7     COST CONTROL

7.1     The Development Partners undertake to keep appropriate records of all IKEA approved costs incurred in the course of this Agreement in the following manner:

    manpower: detailed time sheets indicating name and Grade of the each Development Partner's employees, involved, if diversified in price list, and time spent by such employees exclusively for the purpose of this Agreement material, at cost: invoices

    other expenses at cost: invoices or other evidence of expenditure.

7..2     The Development Partners shall retain the documents and shall on request submit a list thereof with each respective invoice to IKEA, or as otherwise instructed by IKEA.

8     CONFIDENTIALITY

8.1     The Parties acknowledge that in the course of the provision of the Agreement, each Party and their employees will have access to Confidential Information belonging to the other Parties. The Parties also acknowledge that the disclosure of such trade secrets or confidential information to an actual or potential competitor of one Party is likely to cause serious damage to its business and cause immense harm.

8.2     Accordingly, the Parties agree that they shall keep secret and confidential all Confidential Information, and shall not at any time whether during the Term or after the termination of this Agreement (except in the proper provision of the Development Work, or with the express written consent of the other Parties) disclose such information or permit it to be disclosed to any third party or otherwise use such information or permit it to be used.

8.3     For the purposes of this Clause, "Confidential Information" means:

(i)     all information which relates to the business, finances, affairs, products, manufacturing methods, processes, equipment or activities of a Party, any Group Company or Inter IKEA Systems BV which is designated by a Party or any Group Company as confidential; and

(ii)     all information relating to the matters set out above which comes to the knowledge of a Party in the course of the provision of the Development Work and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential or is evidently deemed confidential by a Party; and

(iii)     all information which relates to the business, services, finances, affairs, products, processes, equipment or activities of actual or potential suppliers or other persons which has been given to either Party or any Group Company in confidence.

8.4     The obligations of confidentiality set out in this section 8 shall not apply to Confidential Information which:

(i)     is independently developed by a Party;

(ii)     at the time of its disclosure is already in the possession of the Recipient or thereafter is properly obtained from any third party;

(iii)     is or becomes publicly available other than through a breach of this Agreement by a Party; and/or

(iv)     is required to be disclosed by law or regulations.

8.5     Each Party shall, in case of having a legitimate interest, at any time and in any event on the termination of this Agreement (whether lawful or otherwise) upon written request:

(i)     immediately deliver to the other Party without keeping any copies, all documents, materials, correspondence, and information (on whatever media and wherever located) relating to the business or affairs of the other Party or any Group Company or suppliers and containing Confidential Information.

8.6     Each Party shall secure that all of their employees performing the Development Work and any subcontractors hired by a Development Partner under this Agreement are bound by confidentiality equal to the terms set out in this section 8.

8.7     The Development Partners shall not disclose any confidential information outside the scope of the Development work to be carried out by the Development Partners, i.e. the industrial process related to the patented enzymatic process, to IKEA and IKEA will therefore regard all information outside the scope mentioned above from the Development Partners as non-confidential unless IKEA is notified otherwise in writing, in which case this section 8 shall apply mutually in respect of such confidential information, upon agreement in writing between the Parties.

8.8     The Development Partners shall not, via press releases, customer/client compilations, (including but not limited to, reference on the website of a Development Partner), present IKEA as a client or customer of a Development Partner unless prior written approval has been obtained from IKEA.

Notwithstanding any such written approval, reference should always be in a non-excessive manner and gives no right to use the IKEA logotype.

8.9     The provisions of this section 8 shall survive the expiry or termination of this Agreement and any Assignment Order for a period of ten (10) years.

9     INTELLECTUAL PROPERTY RIGHTS

9.1     Except for the National Research Council of Canada's rights to use for government purposes certain additions or changes to the NRC technology produced by Crailar, IKEA or anyone, to whom IKEA may assign its rights, shall be the exclusive owner of all Works and Foreground Information created during the provision of the Development Work. Notwithstanding the above, the Parties may stipulate in the individual Order that Crailar, or anyone to whom Crailar may assign its rights, shall be the exclusive owner of the Works and Foreground Information.

9.2     Where IKEA will be the exclusive owner of the Works, IKEA shall have the right to revise, further develop, adapt, alter, display, copy, manufacture, sell, advertise, or otherwise dispose of the Works in any way IKEA deems suitable for technical, business, economic or other reasons, including moving or starting up production at/to other suppliers.

9.3     The Development Partners shall give full disclosure to IKEA of all Works which are created or developed under this Agreement.

9.4     All Background Information shall remain the whole and exclusive property of the Party who provided such information.

9.5     Unless otherwise is stated in the individual Order, notwithstanding section 9.4 above, IKEA shall be entitled to, in perpetuity, use such Background Information owned by the Development Partners needed for the functionality or revision, further development, adaption, alteration, display, sale, advertisement or other disposition of the Works, including moving or starting up production at/to other suppliers, and the Development Partners undertake to provide IKEA with a royalty free, worldwide, non-exclusive, irrevocable and sub-licensable license to unlimited use of such Intellectual Property embodied in the Background Information. Upon request, the Development Partners shall furnish IKEA with necessary documents confirming such license rights.

9.6     IKEA, or any one to whom IKEA may assign the rights, may at its own discretion carry out registrations of Intellectual Property rights capable of registration emanating from the Foreground Information. The Development Partners shall procure that their employees and any subcontractors hired by a Development Partner under this Agreement will execute and deliver to IKEA, such documents as may be necessary to obtain, defend and enforce the Intellectual Property.

9.7     Notwithstanding anything contained in this Agreement, the Development Partners shall not at any time acquire any rights whatsoever; of whatever kind they may be, to any Intellectual Property right belonging to IKEA, any Group Company or Inter IKEA Systems B.V. or IKEA of Sweden AB.

9.8     The provisions of this section 9 shall survive the expiry or termination of this Agreement and any Assignment Order.

10     LIABILITIES ETC

10.1     Each Development Partner is responsible for any direct damage incurred by IKEA by reason of any act or omission of such Development Partner or such Development Partner's employee or by any subcontractors hired by such Development Partner under this Agreement and resulting from or in connection with the Deliverables or Development Work under this Agreement. Each Development Partner's aggregated liability for each Assignment Order shall be limited to an amount equivalent to the Fees paid by IKEA under relevant Assignment Order. Notwithstanding the above, no limitation of liability shall apply to damages relating to a Development Partner's willful misconduct or gross negligence with exception that the Development Partners shall never be responsible for indirect damages.

10.2     The Development Partners are responsible for that the final Deliverables of the Development Work do not infringe any third party's Intellectual Property rights and shall, during the execution of the Development Work, inform IKEA of any potential Intellectual Property infringement risks the Development Partners may foresee. In case of an act of willful misconduct or gross negligence of a Development Partner, such Development Partner shall hold harmless and indemnify IKEA and/or any Group Company from and against any claim, suit, judgment or award and pay all damages and costs connected therewith, which may be made against or imposed on IKEA or any Group Company by reason of any result of the Development Work or any part thereof constituting an infringement of any Intellectual Property right of a third party.

10.3     IKEA's approval of the Development Work or parts thereof shall not release the Development Partners from their liability hereunder.

10.4     The provisions of this section 10 shall survive the expiration and any termination of this Agreement.

11     Assignment and subcontracting

11.1     The Development Partners may not, without the prior written permission of IKEA, transfer any rights or obligations under this Agreement to any third party. IKEA shall be entitled to transfer its rights and obligations, wholly or partially, under this Agreement to any Group Company.

11.2     The Development Partners may not subcontract any part of the Development Work without IKEA's prior written approval. No such approval shall relieve the Development Partners from any of its obligations under this Agreement. The Development Partners shall procure that any subcontractor is bound by equal confidential obligations as set out in section 8 and that the subcontractor shall do all things and sign all such documents necessary to enable IKEA to obtain and enforce its rights to the Foreground Information.

12     GOVERNANCE OF THE RELATIONSHIP

12.1     A governance function shall be established consisting of key account representatives from each of the Parties. The contact details of the individuals appointed for this function are specified in Exhibit 3.

12.2     The governance function shall meet on a regular basis, as decided by the Parties, in order to review the Parties ongoing relationship under this Agreement including issues such as:

(i)     to carry out a review of the performance of the Development Work;

(ii)    to review each Development Partner's anticipated required capacity for the Development Work;

(iii)     to review circumstances warranting changes of the prices of the Development Work;

(iv)     to discuss new/changed activities;

(v)     to follow-up on earlier agreed actions; and

(vi)     to discuss the anticipated remaining duration of the Agreement.

12.3     Unless otherwise authorized to represent a Party, none of the members of the governance function shall be authorized to amend or add to this Agreement.

13.     TERMINATION

If either Party commits a material breach of any of the provisions set forth herein and does not remedy the situation within fourteen days after receiving a written notification stating the extent of the breach, this Agreement shall immediately expire and become null and void except sections 8, 9, and 10 which shall survive termination as stated above in this Agreement.

14.     SEVERABILITY

In the event that any of the terms of this Agreement are determined by any competent authority to be invalid or unenforceable to any extent, such term shall to that extent be severed from the body of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

15.     ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, verbal or written, between the Parties relating to the subject matter of this Agreement.

16.     VARIATION

Neither this Agreement nor any of its terms or conditions can be varied or waived unless expressly agreed in writing and signed by the Parties to this Agreement.

17     GOVERNING LAW AND DISPUTE RESOLUTION

17.1     This Agreement is subject to the substantive laws of Switzerland. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

17.2     Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English.

This Agreement is executed in three copies, each Party taking one.

Date:
IKEA Supply AG /s/ Magnus Holmquist Magnus Holmquist Per Procura	IKEA Supply AG /s/ Sven Skadinn Sven Skadinn Per Procura

_________________________
Reviewed by, (IKEA Business owner)

Date: 12th December 2013

Crailar Technologies, Inc.

/s/ Ken Barker                                    Ken Barker, C.E.O.
________________________              ________________________
Authorized signatory                           Authorized signatory

Date: 18 December 2013

Schrurs NV

/s/ Serge Schrurs                                    Serge Schrurs
________________________                 ________________________
Authorized signatory                               Authorized signatory

Exhibit 1-1

THE ASSIGNEMENT ORDER - DEVELOPMENT WORK ON
FIBER QUALITY CONSISTENCY

This Assignment Order is entered into pursuant to the Framework Agreement executed by IKEA Supply AG and Crailar and Schrurs on Dec 13th, 2013.
Description:

The development agenda specified in this assignment has the objective to further develop the enzymatic bast fiber refinement process developed by Crailar and Schrurs. The goal is to be able to produce flax fiber which has properties that it can be used in existing unmodified cotton spinning setups with a performance close to cotton. It is key to the process that the quality of the incoming raw material (decorticated flax straw) is of minor influence to the achieved final fiber quality.

Deliverables:

Fiber samples (1kg from 800kg batches) made from two different raw material sources (flax tow, flax total fiber), taken from three different batches, which conform to the technical parameters specified in this assignment.

Technical Specifications:	See exhibit 1-1A
Division of Task between Development Partners:	IKEA to provide product demands. Crailar and Schrurs undertake the development work
Instructions for handling the Deliverables:	Fiber samples shall be sent to [redacted] for testing according to exhibit 1-1C, and batches of the material shall be spared for test processing at least two weeks after lab tests are completed
Time table, Project Plan:	See exhibit B. Process shall be followed up by bi-monthly meeting (Crailar-IoS), either physical or web-based. Progress shall be summarized in bi-monthly summary. Project final deadline Nov 30th, 2014
Location:	Test shall preferrably be undertaken on production scale at Schrurs in Belgium or supplier mentioned in exhibit 1-1B. If applicable, lab scale running shall be undertaken at [redacted].
Reference Persons:	For IKEA ("Project Leader"): [redacted] For Crailar: Jason Finnis For Schrurs: Serge Schrurs
Specified resources at the Development Partner to have the Development Work performed:	See exhibit 1C
Fee and expenses:	Crailar covers the cost for this quality consistency agenda, as the outcome of the work will become Crailar's property.

IKEA Supply AG

Date:
/s/ Magnus Holmquist Magnus Holmquist Per Procura	/s/ Sven Skadinn Sven Skadinn Per Procura

_________________________

Reviewed by, (IKEA Business owner)

Confirmed:

Date: 12 December 2013

Crailar Technologies, Inc.

/s/ Ken Barker
________________________
Ken Barker, C.E.O.

Confirmed:

Date:18 December 2013

Schrurs NV

/s/ Serge Schrurs
________________________
Serge Schrurs

Exhibit 1-2

THE ASSIGNEMENT ORDER - DEVELOPMENT WORK ON
HEMP FIBER DEVELOPMENT

This Assignment Order is entered into pursuant to the Framework Agreement executed by IKEA Supply AG and Crailar and Schrurs on Dec 13th, 2013.
Description:

The development agenda specified in this assignment has the objective to further develop the enzymatic bast fiber refinement process owned by Crailar. The goal is to be able to produce hemp fiber which has properties that it can be used in existing unmodified cotton spinning setups with a performance close to cotton. It is key to the process that the quality of the incoming raw material (decorticated hemp straw) is of minor influence to the achieved final fiber quality.

Deliverables:

Fiber samples (1kg from 800kg batches) made from two different raw material sources (hemp tow, hemp total fiber), taken from three different batches, which conform to the technical parameters specified in this assignment.

Technical Specifications:	See exhibit 1-1A
Division of Task between Development Partners:	IKEA to provide product demands. Crailar and Schrurs undertake the development work
Instructions for handling the Deliverables:	Fiber samples shall be sent to [redacted] for testing according to exhibit 1-1C, and batches of the material shall be spared for test processing at least two weeks after lab tests are completed
Time table, Project Plan:

See exhibit 1-2B. Process shall be followed up by bi-monthly meeting (Crailar-IoS), either physical or web-based. Progress shall be summarized in bi-monthly summary. Project final deadline Nov 30th, 2014

Location:	Test shall preferrably be undertaken on production scale at Schrurs in Belgium or supplier mentioned in exhibit 1-2B. If applicable, lab scale running shall be undertaken at [redacted].
Reference Persons:	For IKEA ("Project Leader"): [redacted] For Crailar: Jason Finnis For Schrurs: Serge Schrurs

Specified resources at the
Development Partner to have the
Development Work performed: See exhibit 1-1C

Fee and expenses:   Crailar covers the cost for this project, as the outcome of the work will become Crailar's property.

IKEA Supply AG

Date:
/s/ Magnus Holmquist Magnus Holmquist Per Procura	/s/ Sven Skadinn Sven Skadinn Per Procura

_________________________

Reviewed by, (IKEA Business owner)

Confirmed:

Date: 12 December 2013

Crailar Technologies, Inc.

/s/ Ken Barker
________________________

Ken Barker, C.E.O.

Confirmed:

Date: 18 December 2013

Schrurs NV

/s/ Serge Schrurs
________________________

Serge Schrurs

Exhibit 2

Price list
Grade of Individual	Fee per hour/day/week
Grade A - Basic Rate
Grade B - Advanced Rate

Exhibit 3

Governance Function

For IKEA:     [redacted]

For Crailar:     Jason Finnis

For Schrurs:     Serge Schrurs

Exhibit 1A

Crailar fiber property requirements
Fibre properties	Preferred value	Measurement method
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]
[redacted]	[redacted]	[redacted]

Exhibit 1B Project scope and time planning

Fibre Consistency Development Plan - UPDATED November 12, 2013

Areas of Research and Development

[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
[redacted]	[redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted] [redacted] [redacted]	[redacted]
[redacted]	[redacted] [redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted] [redacted] [redacted]	[redacted]
[redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted]	[redacted]
[redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted]	[redacted]

[redacted]
[redacted]	[redacted]
[redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted]

Exhibit 1C: Resources available for project execution

Research Personnel

[redacted]	[redacted]	[redacted]	[redacted]
[redacted]	[redacted] [redacted]	[redacted]	[redacted]
[redacted]	[redacted] [redacted]	[redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]
[redacted]	[redacted] [redacted]	[redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]
[redacted]	[redacted] [redacted]	[redacted]	[redacted] [redacted]
[redacted] [redacted] [redacted] [redacted] [redacted] [redacted]	[redacted]	[redacted]	[redacted] [redacted] [redacted] [redacted]
[redacted]	[redacted]	[redacted]	[redacted] [redacted] [redacted]
[redacted]	[redacted] [redacted] [redacted]	[redacted]	[redacted] [redacted]
[redacted] [redacted] [redacted] [redacted]	[redacted]	[redacted]	[redacted] [redacted] [redacted]

Equipment currently on order or to be purchased critical to the development plan
[redacted]	[redacted]
[redacted]	[redacted] [redacted] [redacted] [redacted]
[redacted]	[redacted] [redacted] [redacted] [redacted]
[redacted] [redacted]	[redacted] [redacted] [redacted] [redacted]

[redacted]

Exhibit 1-2B Project scope and time planning
[redacted]	[redacted]	[redacted]	[redacted]
[redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted] [redacted]	[redacted] [redacted] [redacted]